Exhibit 99.1
News Release
Amkor Technology Announces Pricing of $400 Million of its 6.625% Senior Notes due 2021
CHANDLER, AZ, May 17, 2011 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that it has priced its offering of $400 million aggregate principal amount of its 6.625% Senior Notes due 2021 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act, and to Mr. James J. Kim, the company’s executive chairman of the board and largest stockholder, and certain entities controlled by Mr. Kim. Mr. Kim and his affiliates have agreed to purchase $75 million of the Notes. The offering is expected to close on May 20, 2011, subject to satisfaction of customary closing conditions.
“We took advantage of favorable conditions in the capital markets to refinance high cost debt at a very attractive interest rate” said Joanne Solomon, Amkor’s executive vice president and chief financial officer. “The new 10 year note provides a strong foundation for the continuing improvement of our capital structure.”
The Notes will be issued at par and will be senior unsecured obligations of the company. Interest will be payable semi-annually at a rate of 6.625% per annum on June 1 and December 1 of each year, commencing on December 1, 2011.
The net proceeds from the offering will be used to fund the company’s tender offer for the approximately $264.3 million aggregate principal amount of its outstanding 9.25% Senior Notes due 2016 (the “2016 Notes”) and for general corporate purposes, including the redemption of any 2016 Notes not tendered in the tender offer and the refinancing of the company’s 2.50% Convertible Senior Subordinated Notes due May 2011.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Contacts
Amkor Technology, Inc.
Joanne Solomon
Executive Vice President and Chief Financial Officer
480-786-7878